Exhibit 10.42
McAfee, Inc.
2010 Equity Incentive Plan
Notice of Grant of Stock Option
McAfee, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Company’s 2010 Equity Incentive Plan (the “Plan”), hereby grants to ________ (“Participant”) a U.S. nonstatutory stock option to purchase ________ shares of the Company’s common stock (the “Option”) as outlined below. This Notice of Grant (“Notice”) is subject to all of the terms and conditions set forth herein, as well as the Stock Option Agreement (the “Agreement”) including the country-specific Appendix (as defined in the Agreement) and the Plan, all of which are incorporated herein by reference. The Notice together with the Agreement shall be referred to as the “Award Agreement.” In general, the latest date this Option will expire is ________ (the “Expiration Date”). However, as provided in this Notice, the Plan and the Agreement, this Option may expire earlier than the Expiration Date. Any capitalized terms used in this Award Agreement without definition shall have the meanings ascribed to such terms in the Plan.

Grant Date:	________

Option Price per Share:	________

Options Granted:	________

Vesting Schedule:	25% of the Shares subject to the Option shall vest one year from the grant date, and 1/48th of the Shares shall vest each month thereafter (and if there is no corresponding day, on the last day of the month), subject to Participant continuing to be a Service Provider through each vesting date.

Termination Period:	The vested and unexercised portion of this Option on the date the Participant ceases to be a Service Provider will be exercisable for 3 months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case the vested and unexercised portion of this Option on the date the Participant ceases to be a Service Provider will be exercisable for 12 months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Expiration Date as provided above and may be subject to earlier termination as provided in Section 15(c) of the Plan.
By Participant’s electronic acceptance and/or signature and the signature of the Company’s representative below, the Participant and the Company agree that this Option is granted under and governed by the terms and conditions of this Award Agreement and the Plan. Participant has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety, and has had an opportunity to obtain the advice of counsel prior to executing this Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to this Award Agreement and the Plan.

McAfee, Inc.	Participant

McAfee, Inc.
2010 Equity Incentive Plan
Stock Option Agreement
1. Grant of Option. The Company hereby grants Participant an Option to purchase the number of shares of the Company’s common stock (“Shares”) under the McAfee, Inc. 2010 Equity Incentive Plan (the “Plan”), as set forth in the Notice of Grant (the “Notice”). The terms of this Option are set forth in the Plan, the Notice and this Stock Option Agreement including the Appendix (the “Agreement”). The Notice together with the Agreement shall be referred to as the “Award Agreement.” In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Award Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan or the Notice as applicable.
2. Exercise of Option.
     (a) Right to Exercise. This Option is exercisable during its term in accordance with the vesting schedule and restrictions on exercisability set forth in the Notice and the applicable provisions of the Plan and this Agreement.
     (b) Method of Exercise.
          (i) This Option may be exercised through the Company’s designated broker. Participant shall specify the number of Shares being purchased, and the exercise shall be effective when the online exercise is complete or hard copy exercise notice is provided to the Company (if permitted) and the aggregate exercise price for the number of Shares being purchased, and any Tax-Related Items liability (as defined in Section 9 below), is received by the Company.
          (ii) No Shares will be issued pursuant to the exercise of an Option (and no exercise will be permitted) unless such issuance and such exercise complies with all relevant applicable provisions of law, whether foreign or domestic, and the requirements of any stock exchange or interdealer quotation system upon which the Shares may then be listed or traded.
          (iii) If this Option is being exercised by the representative of Participant, the representative must prove the Company’s satisfaction that he or she is entitled to do so.
3. Method of Payment.
          (i) Unless provided otherwise in the Appendix, payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant: (i) cash in U.S. dollars, (ii) check payable in U.S. dollars, (iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price to the Shares as to which the Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; (iv) by net exercise; or (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, and to deliver to the Company from the sale proceeds an amount sufficient to pay the exercise price and any Tax-Related Items liability. The balance of the sale proceeds, if any, will be delivered to Participant in cash if all Shares were directed to be sold, or in Shares if only a portion of the Shares were directed to be sold to cover the exercise price and Tax-Related Items liability. Regardless of the method of payment of the exercise price, the exercise instructions must be received in a form approved by the Company and Participant must provide any other documentation required by the Company at the time of exercise.
     (b) Neither Participant nor Participant’s representative shall have any rights as a stockholder with respect to any Shares subject to this Option until Participant or Participant’s representative becomes entitled to receive such Shares by completing an exercise as described in Section 2 above and paying the aggregate exercise price pursuant to Section 2 and Section 3(a).

4. Non-Transferability of Option. Unless otherwise provided in the Plan, this Option may not be transferred in any manner otherwise than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Notice, the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.
5. Term of Option. This Option may be exercised only within the term set out in the Notice and this Agreement, and may be exercised during such term only in accordance with the terms of the Notice, the Plan and this Agreement.
6. Adjustment. The number of Shares subject to the Option shall be subject to adjustment as provided in Section 15(a) of the Plan.
7. Data Privacy. If Participant resides outside the U.S., then Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the employer (the “Employer”), the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.
Participant understands that the Company and his or her Employer may hold certain personal information about Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary or Affiliate, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or to any other third party assisting in the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, E*Trade Financial Services, Inc. and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares purchased upon exercise of the Option. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
8. Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:
     (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;
     (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
     (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

     (d) Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment or service relationship (if any) at any time;
     (e) Participant is voluntarily participating in the Plan;
     (f) the Option grant and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Employer, the Company or any Subsidiary or Affiliate;
     (g) the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty;
     (h) if the underlying Shares do not increase in value, the Option will have no value;
     (i) if Participant exercises the Option and purchases Shares, the value of such Shares may increase or decrease in value, even below the exercise price;
     (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of voluntary or involuntary termination of Participant’s status as a Service Provider,(i) Participant’s right to receive Options and vest in Options under the Plan, if any, will terminate effective as of the date of termination of Participant’s status as a Service Provider, and (ii) Participant’s right to exercise the Options after termination of Participant’s status as a Service Provider, will be measured by the date of termination of Participant’s status as a Service Provider;
     (k) for Participants not subject to U.S. tax laws, the following additional provisions shall apply:
          (i) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
          (ii) the Option and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Participant’s employment or service contract, if any;
          (iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s status as a Service Provider by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or the Employer, waive his or her ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
          (iv) the Option and any Shares purchased under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any Subsidiary or Affiliate.
9. Responsibility for Taxes.
    (a) Regardless of any action the Company and/or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares purchased pursuant to such exercise and the receipt of any dividends; and (b) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the grant date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
     (b) Prior to the relevant taxable or tax withholding event, as applicable, Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from Participant’s wages or other cash compensation paid to Participant by the Company, the Employer and any Subsidiary or Affiliate; or (ii) withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued at exercise of the Option.
     (c) To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.
     (d) Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.
     (e) For Participants subject to U.S. tax laws, under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.
10. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and the Award Agreement ,including the Appendix, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements and all contemporaneous oral undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified to materially and adversely affect Participant’s interest except by means of a writing signed by the Company and Participant. This Award Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

11. Language. If Participant has received this Award Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
12. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
13. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding Participant’s participation in the Plan, or the acquisition or sale of underlying Shares. Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan.
14. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future options that may be granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
15. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16. Appendix. The Option shall be subject to any special provisions set forth in the country-specific Appendix for Participant’s country of residence, as applicable (the “Appendix”). If Participant relocates to one of the countries included in the Appendix during the life of the Option, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
17. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and the Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement.
* * * * *
By Participant’s electronic acceptance and/or signature on the Notice, Participant agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement.